                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [X] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              DBT Online, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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

                               [DBT ONLINE LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 22, 1997

     The Annual Meeting of Shareholders of DBT Online, Inc. (the "Company") will be held on Thursday, May 22, 1997, at 9:00 a.m. at The New York Athletic Club, Room 1, 10th Floor, 180 Central Park South, New York, New York 10019 for the following purposes:

          1. To elect three Class I directors to hold office until their term expires at the Annual Meeting of Shareholders in 2000 and until their successors are duly elected and qualified.

          2. To amend the Company's Amended and Restated Stock Option Plan to increase the number of authorized shares from 900,000 to 1,500,000 shares available for issuance under the Plan.

          3. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for 1997; and

          4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 15, 1997, as the record date for the meeting. Only shareholders of record at that time are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. You are cordially invited to attend the meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the meeting.

                                            J. Henry Muetterties
                                            Secretary

April 28, 1997

                               [DBT ONLINE LOGO]

                      ------------------------------------
                                PROXY STATEMENT
                      ------------------------------------

     This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of DBT Online, Inc. (the "Company") for use at the Company's Annual Meeting of Shareholders (the "Meeting") for purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are being sent to shareholders on or about April 28, 1997.

     The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares presented thereby will be voted in accordance with the instructions marked thereon. In the absence of instruction, the shares will be voted "FOR" the nominees of the Board of Directors in the election of the directors; "FOR" the increase in the number of shares available for issuance under the Amended and Restated Stock Option Plan; "FOR" the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 1997; and in the discretion of the persons named on the proxy with respect to such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing at the Company's principal executive offices, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person. The Company's principal executive offices are located 5550 W. Flamingo Road, Suite B-5, Las Vegas, Nevada 89103.

                               VOTING SECURITIES

     At the close of business on April 15, 1997, the record date fixed for the determination of shareholders entitled to notice of and to vote at the Meeting, there were 7,750,818 outstanding shares of the Company's common stock (the "Common Stock"), the only class of voting securities outstanding. Only the record holders of the Common Stock at the close of business on the record date will be entitled to vote. The presence at the Meeting, in person or by proxy, of a majority of such outstanding shares will constitute a quorum. Each share of Common Stock is entitled to one vote, without cumulation, on each matter to be voted upon at the Meeting.

                                   BACKGROUND

     The Company is a holding company which operates its business through two wholly-owned subsidiaries, Database Technologies, Inc., a Florida corporation ("DBT"), and Patlex Corporation, a Pennsylvania corporation ("Patlex"). DBT is an on-line provider of integrated database services. Patlex is engaged in the exploitation and enforcement of two laser patents. The Company was reorganized into its current structure on August 20, 1996, pursuant to the terms of a merger agreement between Patlex and DBT and the creation of the Company as a holding company (the ""Reorganization"). In the Reorganization, (i) Patlex shareholders became shareholders of the Company with Patlex becoming a wholly-owned subsidiary of the Company, and (2) the Company acquired DBT in a reverse purchase, which means that it was treated for accounting purposes as if DBT acquired the Company and Patlex. The Company is the successor company to Patlex for federal securities law reporting purposes.

     The Reorganization resulted in a change of control of Patlex, because the shareholders of DBT received approximately 66.8% of the outstanding shares of Company Common Stock. The largest shareholder of DBT, Hank E. Asher, became the largest shareholder of the Company. Mr. Asher, who has been the President, Chief Executive Officer and a director of the Company since the Reorganization, was the beneficial owner of 35.7% of the outstanding shares of Company Common Stock as of March 31, 1997. See "Security Ownership of Certain Beneficial Owners and Management."

                             ELECTION OF DIRECTORS

     The Board is divided into three classes of directors. The Bylaws of the Company provide that at each annual meeting of shareholders directors shall be chosen by class for a term of three years, or for such shorter term as the shareholders may specify to preserve, as evenly as practicable, the division of directors into classes. Three directors are to be elected at the Meeting, to hold office until the annual meeting of shareholders in 2000.

     At the Meeting, the shareholders will elect three Class I directors to hold office, subject to the provisions of the Bylaws, until their term expires at the annual meeting of shareholders in 2000 and until their respective successors shall have been duly elected and qualified. The current term of the present Class I directors is expiring at the Meeting.

     The affirmative vote of the holders of a majority of the votes cast by the holders of the Common Stock present, or represented by proxy, and entitled to vote at the Meeting shall be required for the election of the Class I directors. Shares of Common Stock held by shareholders present in person at the Meeting that are not voted for a nominee or shares held by shareholders represented at the Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not affect the election of the nominees receiving the plurality of votes. UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PERSONS NAMED IN THE ENCLOSED PROXY OR THEIR SUBSTITUTES WILL VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW.

     The Board of Directors believes that the nominees are willing to serve as directors. If a nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated, the persons named in the enclosed proxy or their substitutes will have discretion and authority to vote or to refrain from voting for such other nominee in accordance with their judgment.

     The nominees for election as Class I directors and the directors whose terms of office continue after the Meeting, together with their ages as of the Meeting and certain information about them, are as follows:

                                NAME                                     CLASS OF DIRECTOR     AGE
---------------------------------------------------------------------    -----------------     ---
NOMINEES FOR TERM EXPIRING IN 2000
  Kenneth G. Langone.................................................             I            61
  Eugene L. Step.....................................................             I            68
  Sari Zalcberg......................................................             I            43
CONTINUING DIRECTORS WHOSE TERM EXPIRES IN 1998
  Charles Asher......................................................            II            44
  Frank Borman.......................................................            II            69
  Jack Hight.........................................................            II            72
CONTINUING DIRECTORS WHOSE TERM EXPIRES IN 1999
  Hank E. Asher......................................................           III            46
  Gary E. Erlbaum....................................................           III            52
  Thomas L. Simpson..................................................           III            53

     KENNETH G. LANGONE has been a director of the Company since August 1996, and was a director of Patlex from September 1995 to August 1996. He has been involved with Patlex since 1979, serving as a Patlex director from 1979 to December 1992, and as a director of AutoFinance Group, Inc. ("AFG") from December 1992 to September 1995, during the period that Patlex was a subsidiary of AFG. Since 1974, Mr. Langone has been Chairman of the Board, Chief Executive Officer and President of Invemed Associates, Inc. ("Invemed"), a New York Stock Exchange member firm engaged in investment banking and brokerage. He is one of the co-founders of the Home Depot, Inc. and has been a director of that company since 1978. He also serves as a director of St. Jude Medical, Inc., Unifi, Inc. and United States Satellite Broadcasting Co. He is also a director of several private corporations.

     EUGENE L. STEP became a director of the Company in March 1997. From 1973 to 1992, Mr. Step served in various senior management positions with Eli Lilly & Co., most recently as Executive Vice President, President of the Pharmaceutical Division and a member of the Board of Directors and its Executive Committee. Mr. Step is a past Chairman of the Board of the Pharmaceutical Manufacturers Association and a past President of the International Federation of Pharmaceutical Manufacturers Association. Mr. Step also serves as a director of Cell Genesys, Inc., Scios, Inc., Medco, Inc., Pathogenesis, Inc. and Guidant Corp.

     SARI ZALCBERG has been a director of the Company since August 1996, and was a director of DBT from 1995 to August 1996. She is the Chief Executive Officer and sole shareholder of La Grande Trunk, Inc., a retail concern with location in two states. Ms. Zalcberg is also a member of the Regional Board of Directors of the Valparaiso Banking Center of Bank One Merrillville, N.A., an Indiana chartered Bank.

     CHARLES ASHER has been a director of the Company since August 1996, and was a director of DBT from 1994 to August 1996. He practices law in South Bend, Indiana.

     FRANK BORMAN has been Chairman of the Company since August 1996, and President of Patlex since 1988. From September 1995 until August 1996, he also served as Chief Executive Officer and a director of Patlex. He served as Chairman and Chief Executive Officer of Patlex from 1988 to December 1992, and as Chairman of AFG from December 1992 to September 1995, during the period that Patlex was a subsidiary of AFG. He served as Vice Chairman of the Board of Directors at Texas Air Corporation from 1986 to 1991. From 1969 to 1986, he served in various capacities for Eastern Airlines, including President, Chief Executive Officer and Chairman of the Board of Directors. Mr. Borman served in the United States Air Force from 1950 to 1970. Mr. Borman currently serves as a director of The Home Depot, Inc., Outboard Marine Corporation, Thermo Instruments Systems and American Superconductor Corporation and is also a member of the Board of Trustees of the National Geographic Society.

     JACK HIGHT has been a director of the Company since August 1996, and was Chairman of the Board of DBT from 1995 to August 1996. Since 1981, Mr. Hight has held various positions at Intec Systems, Inc., which he founded, including his current position of Chief Financial Officer and Chairman of the Board. From 1978 to 1980, he was Chairman of the Board, Chief Executive Officer and President of Information Science, Inc., a public company. In the 1960s, Mr. Hight co-founded and was President of Electronic Data Systems Federal Corporation before it merged with Electronic Data Systems Corporation in 1968.

     HANK E. ASHER has been President, Chief Executive Officer and a director of the Company since August 1996. He has been the President, Chief Executive Officer and a director of DBT since he founded the company in 1992. Prior to founding DBT, Mr. Asher performed contract programming services for various computer companies.

     GARY E. ERLBAUM has been a director of the Company since August 1996, and was a director of Patlex from September 1995 to August 1996. He has been involved with Patlex since May 1972, serving as a Patlex director from 1983 to December 1992, and as a director of AFG from December 1992 to September 1995, during the period that Patlex was a subsidiary of AFG. Mr. Erlbaum served as the Chairman of the Board of Directors of Patlex from September 1977 to July 1981 and from October 1981 to February 1983, and served as the President of Patlex from May 1972 to September 1977 and from December 1978 to July 1981. Since 1983, he has been the President of Greentree Properties Corporation, which is engaged in real estate and business ventures. He is also a director of several privately-owned companies.

     THOMAS L. SIMPSON was elected Chief Operating Officer and a director of the Company in February 1997. Mr. Simpson had been Senior Vice President, Chief Operating Officer and Secretary of GMIS Inc., a developer of software for health care payor market, from May 1995 until January 1997. Prior to that, Mr. Simpson held various financial management positions at Alco Standard Corporation, a distributor of office products, from 1986 to 1995, including his most recent position as Chief Financial Officer of Unisource, Inc., a distributor of paper products.

     Charles Asher, Hank Asher and Sari Zalcberg are siblings.

                             DIRECTOR COMPENSATION

     Directors who are employees of the Company receive no compensation for serving on the Board of Directors. During 1996, the Company's non-employee directors did not receive any compensation for serving as directors. Beginning in 1997, non-employee directors of the Company receive annual compensation of $16,000 and $1,000 for each meeting of the Board of Directors attended, up to a maximum annual compensation of $20,000. All directors will be reimbursed for expenses associated with the attendance of the Board of Directors' meetings.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     There were four meetings of the Board of Directors of Patlex Corporation and three meetings of the Board of Directors of the Company during the year ended December 31, 1996. No director attended less than 75% of the meetings of the Board or of the Committees of the Board of which they were a member, with the exception of Ms. Zalcberg who attended only two meetings of the Board of Directors of the Company.

     The Board of Directors has the following committees:

                        COMMITTEE                                    MEMBERSHIP
    --------------------------------------------------  ------------------------------------
    Executive Committee...............................  Messrs. H. Asher, Borman, Erlbaum
                                                        and Hight
    Audit Committee...................................  Messrs. Erlbaum, Hight, and Ms.
                                                        Zalcberg
    Compensation Committee............................  Messrs. C. Asher, Hight and Langone
    Nominating Committee..............................  Messrs. C. Asher, H. Asher, Borman,
                                                        Step, Simpson, Erlbaum, Hight,
                                                        Langone and Ms. Zalcberg

     The Executive Committee is authorized to approve certain actions by the Company. The Audit Committee is charged with the responsibility of reviewing the Company's accounting policies, practices and controls. The Audit Committee is also responsible for making recommendations to the Board of Directors regarding the selection of independent auditors, and for reviewing the results and scope of audits and other services provided by the Company's independent auditors. The Compensation Committee reviews the compensation policies of the Company and administers the Company's Amended and Restated Stock Option Plan. The Nominating Committee identifies and reviews the qualifications of candidates to serve on the Board of Directors. The Board of Directors has no formal procedure for receiving recommendations from shareholders regarding potential nominees. The Board of Directors will consider recommendations from shareholders regarding potential nominees, when and if such recommendations are submitted. During 1996, the Executive Committee had two meetings and the Compensation Committee had one meeting, and the Audit Committee and the Nominating Committee did not have a formal meeting during 1996.

                             EXECUTIVE COMPENSATION

     The following tables sets forth compensation information concerning the Chief Executive Officer of the Company at December 31, 1996 and the four other most highly compensated executive officers of the Company for the fiscal year ended December 31, 1996. For the periods presented in the summary compensation table, Mr. Asher was compensated by DBT and the other four named executive officers were compensated by Patlex.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                          COMPENSATION
                                           ANNUAL COMPENSATION                             SECURITIES
                                      -----------------------------     OTHER ANNUAL       UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION        YEAR      SALARY       BONUS    COMPENSATION(1)       OPTIONS      COMPENSATION(2)
----------------------------------    ----     --------     -------   ----------------    ------------   ----------------

HANK E. ASHER.....................    1996     $110,000     $     0       $*                  0               $    0
President and Chief Executive
Officer

FRANK BORMAN......................    1996      145,000           0        *                  0                7,569
Chairman of the Board,                1995      140,000           0        *               100,000             4,867
President of Patlex                   1994      140,000           0        *                  0                3,179

RICHARD LAITINEN(3)...............    1996      100,632      31,093         37,080            0                5,283
Vice President, Treasurer,            1995       93,042      19,384         16,864          20,000             5,862
and Chief Financial Officer           1994       90,332      15,055         15,808            0                1,575

J. HENRY MUETTERTIES..............    1996      113,923      35,199         53,202            0                5,393
Vice President, Secretary,            1995      105,330      21,944         19,091          20,000             4,249
and General Counsel                   1994      102,262      17,044         17,896            0                1,464

DONALD E. SHUMATE(3)..............    1996       83,543      22,450         15,899            0                2,789
Vice President and Controller         1995       77,242      12,874         13,517          10,000             5,450
                                      1994       74,992       6,249         12,186            0                  840

---------------

* Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officer.

(1) For fiscal year 1996, includes amounts contributed to Patlex's Deferred Compensation Plan for Mr. Laitinen ($19,759), Mr. Muetterties ($22,368) and Mr. Shumate ($15,899). This amount includes $17,321 paid to Mr. Laitinen and $30,834 paid to Mr. Muetterties for certain costs in connection with employment by Patlex and relocation to Las Vegas, Nevada.

(2) For fiscal year 1996, includes amounts received as company matching contributions under Patlex's 401(k) savings plan by Mr. Borman ($4,400), Mr. Laitinen ($4,297), Mr. Muetterties ($4,864) and Mr. Shumate ($1,614), and amounts paid by Patlex for life insurance premiums for Mr. Borman ($3,169), Mr. Laitinen ($986), Mr. Muetterties ($529) and Mr. Shumate ($1,175).

(3) Messrs. Laitinen and Shumate ceased being executive officers of the Company on February 18, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING
                                                                 OPTIONS/SAR'S             VALUE OF UNEXERCISED
                                                                HELD AT FISCAL             IN-THE-MONEY OPTIONS
                               SHARES                            YEAR END (#)             AT FISCAL YEAR END ($)
                             ACQUIRED ON      VALUE       ---------------------------   ---------------------------
           NAME              EXERCISE(#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------  -----------   ------------   -----------   -------------   -----------   -------------
Hank E. Asher..............         --             --            --             --               --           --
Frank Borman...............         --             --       100,000             --       $2,500,000           --
Richard Laitinen(1)........     20,000       $772,500            --             --               --           --
J. Henry Muetterties.......         --             --        20,000             --       $  500,000           --
Donald E. Shumate(1).......     10,000       $375,000            --             --               --           --

---------------

1 Messrs. Laitinen and Shumate ceased being executive officers of the Company on February 18, 1997.

                             EMPLOYMENT AGREEMENTS

     In March 1991, Patlex entered into an employment agreement with Mr. Borman, which provided for an initial three-year term commencing on January 1, 1991 with automatic one-year extensions on the anniversary of the commencement date, unless either Patlex or Mr. Borman gives notice to the other that the term of the agreement will not be extended. The employment agreement contains certain restrictive covenants, including provisions relating to noncompetition, nonsolicitation and the nondisclosure of proprietary information, during the executive's employment with the Company and for specified periods thereafter. The current annual compensation rate for Mr. Borman is $160,000.

     During 1992, Patlex entered into employment agreements with Messrs. Laitinen, Muetterties and Shumate. Each of the agreements has been extended through December 1999. The current annual compensation rate for Messrs. Laitinen, Muetterties and Shumate is $104,035, $117,775 and $86,368, respectively, and each executive is entitled to a minimum annual bonus of $10,000 and other incentive compensation. The employment agreements contain certain restrictive covenants, including provisions relating to noncompetition, nonsolicitation and the nondisclosure of proprietary information, during the relevant executive's employment with the Company and for specified periods thereafter.

           The following Compensation Committee Report and the Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         COMPENSATION COMMITTEE REPORT

     The completion of the Reorganization on August 20, 1996, resulted in the creation of the Company as a holding company with Patlex and DBT as wholly-owned subsidiaries. Prior to the Reorganization, Patlex was a public corporation and the members of the Patlex Compensation Committee were Kenneth G. Langone and Gary E. Erlbaum. Prior to the Reorganization, DBT was a private company and compensation decisions were made by the board as a whole. Following the closing of the Reorganization, the Company's Board of Directors reconstituted the Compensation Committee to consist of Charles A. Asher, Jack Hight and Kenneth G. Langone (Chairman).

     The Compensation Committee is responsible for implementing and administering the Company's compensation policies and programs for its executive officers. This includes setting the base salaries and the total compensation levels of the Chief Executive Officer (the "CEO") and the other executive officers of the Company. In addition, the Compensation Committee is responsible for (i) setting the performance criteria for bonus awards and determining the achievement levels and payout for the executive officers and (ii) determining which executive officers will be granted stock options and the size and terms of such grants.

COMPENSATION PHILOSOPHY

     The Company's compensation policies for executive officers, as established by the Patlex Compensation Committee prior to the Reorganization and continued by the Compensation Committee for the remainder of 1996, are designed to (a) provide competitive compensation packages that will attract and retain talented executive officers, (b) link compensation to financial and operating results, so as to reward successful performance, and (c) provide long-term equity compensation, to further align the interests of executive officers with those of shareholders and further reward successful performance. The principal components of the Company's executive officer compensation program are base salary, bonus awards and grants of stock options.

ANNUAL COMPENSATION

     Annual cash compensation is comprised of a base salary and bonus awards. Salary determinations have not been based upon any specific criteria. The salary levels of the executive officers of the Company for 1996 were based on established levels set by employment contracts entered into by the executive officers with Patlex in 1991 and 1992.

     Bonus awards made to executive officers in 1996 were based in part on established minimums set by their employment agreements and in part upon the Company's achievement of performance targets, including the successful completion of the Reorganization in August 1996.

LONG-TERM COMPENSATION

     Prior to the Reorganization, Patlex had only granted stock options at the time that Patlex began trading publicly in 1995. Since the Reorganization, the Compensation Committee has had the discretion to grant stock options to the executive officers. No stock options were granted to the Company's executive officers in 1996.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Frank Borman was the CEO of Patlex until the Reorganization, and he remained an executive officer for the rest of 1996. His annual base salary was $140,000 pursuant to his employment agreement in 1994, 1995 and after Patlex was spun off from AFG and was raised to $160,000 in October 1996. The increased salary under his employment agreement reflected the successful completion of the acquisition of DBT in the Reorganization and his increased responsibilities as Chairman of the Board of the Company after the Reorganization. He received no bonus or options for 1996.

     Hank E. Asher became the CEO of the Company at the time of the Reorganization. His salary level of $110,000 for 1996 was established by board of DBT and was continued after the Reorganization for the remainder of 1996. He received no bonus or options for 1996.

DEDUCTIBILITY OF CERTAIN COMPENSATION

     Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction for certain compensation exceeding $1,000,000 paid to the CEO or any of the four other highest paid executive officers, excluding (among other things) certain performance-based compensation. Through December 31, 1996, this provision has not affected the Company's tax deductions, but the Compensation Committee will continue to monitor the potential impact of section 162(m) on the Company's ability to deduct executive compensation.

                                          COMPENSATION COMMITTEE

                                          Kenneth G. Langone, Chairman
                                          Charles A. Asher
                                          Jack Hight

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return of (i) the Nasdaq Composite Index (the "Nasdaq Index"), and (ii) a "peer group" index, assuming an investment of $100 on September 28, 1995 in each of the Common Stock of the Company, the stocks comprising the Nasdaq Index and the stocks comprising the "peer group," and further assuming reinvestment of dividends. The "peer group" consists of Acxiom Corporation, American Business Information, Inc. and Equifax Inc.

     The graph commences on September 28, 1995, the date that the Patlex Common Stock began trading publicly. From September 28, 1995 and until March 17, 1996, the Patlex Common Stock was listed on the Nasdaq Small-Cap Market. From March 18, 1996 until August 19, 1996, the Patlex Common Stock was listed on the Nasdaq National Market. After the closing of the Reorganization, the Company's Common Stock began trading on the Nasdaq National Market on August 20, 1996.

                        COMPARISON OF CUMULATIVE RETURN

9/28/95                                     100                 100                 100
12/31/95                                  368.8               105.2               100.5
12/31/96                                  743.8               154.1               123.3

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Invemed Associates, Inc. ("Invemed"), from time to time, has provided financial advisory services to the Company, for which customary compensation has been received. In connection with the September 1995 merger between AFG and KeyCorp and the related spinoff of Patlex, Invemed provided certain financial advisory services to AFG for which Invemed received fees of approximately $2,470,000. Kenneth G. Langone, a director and shareholder of the Company, is Chairman of the Board, Chief Executive Officer and President of Invemed, and is the principal shareholder of Invemed's parent.

     In November 1995, DBT extended a loan to Hank Asher, in return for an unsecured demand note, bearing interest at 8%, payable to DBT in the amount of $200,000, which was repaid in December 1996. In addition, during 1995, advances totaling $54,100 were made to Mr. Asher, without interest, which were repaid in January 1996.

     On February 7, 1994, DBT entered into a debt and royalty agreement with a consortium of seven individuals including Jack Hight. During 1995, Mr. Hight became a shareholder and director of DBT. The agreement provided the financing necessary for DBT to enter the Texas market. The agreement provided for a loan to DBT of $200,000, which was repaid in 1995. The agreement also provided for DBT to grant to the consortium a royalty to share in the revenues of the Texas expansion up to $800,000, computed as 10% of specified revenues from Texas operations. Through December 31, 1996, the Company had paid $59,900 relating to such royalties.

     In connection with the relocation to Las Vegas, Nevada, Patlex extended bridge loans to Messrs. Laitinen and Shumate in the amounts of $75,000 and $80,000, respectively. The loans bear interest at 8.25% and are due in full on or before December 31, 1997. The interest payments are deducted weekly from the salaries of Messrs. Laitinen and Shumate. Also in connection with its relocation, Patlex sold its office facility situated in Las Cruces, New Mexico to a limited liability company owned by the two sons of Frank Borman, Chairman of the Board of the Company and President of Patlex. The sale was an arms-length transaction based on an independent appraisal of the property in the amount of $400,000.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information with respect to beneficial ownership of the Common Stock as of March 31, 1997 (i) by each person who beneficially owns more than 5% of the outstanding shares of the Common Stock,
(ii) by each of the Company's executive officers and directors, and (iii) by all of the current executive officers and directors of the Company as a group. Unless otherwise noted, each person named in the table has sole voting and investment power as to shares shown.

                                                                      SHARES OF
                                                                     COMMON STOCK      PERCENT
                      NAMES OF BENEFICIAL OWNER                   BENEFICIALLY OWNED   OF CLASS
     -----------------------------------------------------------  ------------------   --------
     Hank Asher (1).............................................      2,768,229          35.7%
     Charles Asher..............................................        984,411           12.7
     Frank Borman (2)...........................................        114,200            1.5
     Gary E. Erlbaum (3)........................................        360,672            4.6
     Jack Hight (4).............................................        135,001            1.7
     Kenneth G. Langone (5).....................................        935,000           11.9
     Richard Laitinen...........................................         15,157              *
     Timothy M. Leonard.........................................            -0-
     J. Henry Muetterties (6)...................................         24,910              *
     Thomas L. Simpson..........................................            -0-
     Donald E. Shumate..........................................         13,525              *
     Eugene L. Step.............................................            -0-
     Sari Zalcberg..............................................         52,493              *
     All current officers and directors
       as a group (11 persons) (7)..............................      5,374,916           66.4

---------------

* Less than 1%

     The address of each 5% shareholder is c/o Database Technologies, Inc., 100
E. Sample Road, Suite 200, Pompano Beach, FL 33064.

(1) All of such shares are owned by Asher Investment Partners, a Delaware general partnership, of which one general partner is Hank Asher, individually, and the other general partner is Asher Holdings, Inc., a Delaware corporation, of which Hank Asher is 100% shareholder.

(2) Includes 100,000 shares issuable pursuant to stock options currently exercisable.

(3) Includes (i) 21,933 shares owned by SPSP Corporation of which Mr. Erlbaum is a director, President and 36.7% shareholder, (ii) 1,875 shares held by trusts for which Mr. Erlbaum serves as trustee or co-trustee, (iii) 166,480 shares owned by Erlbaum Family L.P., of which Mr. Erlbaum is President of the general partner, (iv) 1,890 shares owned by Mr. Erlbaum's son, and (v) 100,000 shares issuable upon exercise of presently exercisable options.

(4) Includes (i) 5,000 shares owned by Mr. Hight's wife and (ii) 25,000 shares issuable upon exercise of presently exercisable options.

(5) Includes 450,000 shares owned by Invemed Associates, Inc. and 100,000 shares issuable upon exercise of presently exercisable options. Mr. Langone is Chairman of the Board, Chief Executive Officer and President of Invemed and the principal shareholder of Invemed's parent corporation.

(6) Includes 20,000 shares issuable pursuant to stock options currently exercisable.

(7) Includes 345,000 shares issuable pursuant to stock options currently exercisable.

           SECTION 16(a) -- BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon the Company's review of Forms 3, 4 and 5 and on amendments thereto furnished to the Company pursuant to Section 16 of the Exchange Act, such forms were filed on a timely basis by each reporting person except for a Form 4 for Mr. Jack Hight which was inadvertently filed late by the Company.

                 PROPOSED AMENDMENT TO THE AMENDED AND RESTATED
                               STOCK OPTION PLAN

PROPOSED AMENDMENTS

     The Amended and Restated Stock Option Plan (the "Plan") originally received board approval in March 1995 and shareholder approval in September 1995. On August 20, 1996, the Plan was amended and restated to, among other things, (i) increase the number of authorized shares thereunder from 375,000 to 900,000 shares available for issuance under the Plan, (ii) amend the provisions regarding administration of the Plan and (iii) amend the provisions regarding treatment of option holders upon a change of control. The purpose of the Plan is to recognize the contributions made to the Company and its subsidiaries by its employees and certain consultants or advisors, to provide these individuals with additional incentives to devote themselves to the Company's future success and to improve the Company's ability to attract, retain and motivate individuals upon whom the Company's sustained growth and financial success depend. The Plan is also intended as an additional incentive to directors who are not employees of the Company to serve on the Board of Directors and to devote themselves to the future success of the Company.

     The Plan provides for the grant of options to purchase Common Stock to be made to employees, officers, directors and independent contractors of the Company and its subsidiaries. The Plan is intended to assist the Company and its subsidiaries in attracting, retaining and motivating employees, officers, directors and independent contractors of particular merit.

     The Board of Directors approved, subject to shareholder approval, an amendment to the Plan to increase the number of authorized shares thereunder from 900,000 to 1,500,000 shares available for issuance under the Plan.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the votes cast by the holders of the Common Stock present, or represented by proxy, and entitled to vote at the Meeting is required to approve the amendment to the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE PLAN.

DESCRIPTION OF THE PLAN

     Options. The Plan provides for the grant of incentive stock options ("ISOs")to officers and employees of the Company and its subsidiaries and nonqualified stock options ("NQSOs") to officers, employees (including employees who are also directors) and key advisors, such as consultants, independent contractors and principals of organizations involved with the Company.

     Administration. The Plan is administered by a committee (the "Committee"), consisting of not less than two persons appointed by the Board of Directors, all of whom must be "disinterested persons" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended and "outside directors" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee has the authority to administer and interpret the Plan as well as the authority to determine (i) the individuals to whom options are granted, (ii) the type, size and terms of the options, (iii) the timing of grants and the duration of the exercise period, and (iv) any other matters arising under the Plan.

     Shares Subject to the Plan. The aggregate number of shares of common stock that have been or may be issued or transferred under the Plan is 900,000 shares and, if the amendment to the Plan is approved by shareholders, will be 1,500,000. Under the Plan, the maximum number of shares that may be granted to any one individual during any calendar year shall be 350,000 shares.

     Terms of Option Grants. Under the Plan, the Committee has full discretion to determine the term, exercisability (vesting), and price of options granted under the Plan. The Committee also has the authority to accelerate exercisability (vesting) of options granted under the Plan. The option price for ISOs, however, must be equal to or greater than the "fair market value" of the stock on the date of grant. NQSOs may be issued at a price that is greater than, equal to or less than the fair market value. The Plan limits the minimum option price of NQSOs to 85% of the fair market value of the stock on the date of grant.

     Corporate Transactions. Upon a change of control, which is defined in the Plan to include a change of control in the beneficial ownership of 40% or more of the voting power of the Company, the commencement or announcement of an intention to commence a tender offer for 40% or more of the voting power of the Company, a sale or exchange of substantially all its assets, dissolution or liquidation, or a merger or consolidation where the company does not survive, all outstanding options will accelerate automatically and become exercisable. Upon a change of control where the Company does not survive, all outstanding stock options shall be assumed or replaced with comparable options of the surviving corporation. The Committee is responsible to determine the comparability and its decision is final and binding. Notwithstanding the foregoing, upon a change of control, the Committee may require option holders to surrender their outstanding options for cash or Company stock.

FEDERAL INCOME TAX CONSEQUENCES

     There are no federal income tax consequences to optionees or to the Company upon the grant of an NQSO under the Plan. Upon the exercise of NQSOs, optionees will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO, and the company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares of common stock acquired by exercise of an NQSO, an optionee will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the optionee's adjusted tax basis in the shares of common stock (the exercise price plus the amount of ordinary income recognized by the optionee at the time of exercise of the NQSO).

     An optionee of an ISO will not recognize taxable income for purposes of the regular income tax, upon either the grant or exercise of the ISO. However, for purposes of the alternative minimum tax imposed under the Code, in the year in which an ISO is exercised, the amount by which the fair market value of the shares of common stock acquired upon exercise exceeds the stock option price will be treated as an item of adjustment and included in the computation of the recipient's alternative minimum taxable income in the year of exercise. An optionee will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO provided that the optionee does not dispose of such shares within two years from the date the ISO was granted and within one year after such shares were transferred to him. If the optionee satisfies the foregoing holding periods, then the company will not be allowed a deduction by reason of the grant or exercise of the ISO. As a general rule, if an optionee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the option price, and the company will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the optionee held the shares prior to the disposition.

SECTION 162(m) OF THE CODE

     Under section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers of a public company in any one year. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by shareholders that meets certain requirements. The Plan is intended to satisfy these requirements. Options granted at below market value, however, will not qualify as performance-based compensation for these purposes.

ACCOUNTING CONSEQUENCES

     There is no charge to the income of the Company in connection with the grant or exercise of an option under the Plan as long as the exercise price is not below the market price on the date of grant, the number of shares is fixed at the grant date, and vesting is not conditioned upon performance. Any tax benefit received by the Company upon exercise of an NQSO or as a result of a disqualifying disposition of option shares obtained upon exercise of an ISO is reflected as a credit to capital in excess of par value and not as income. Earnings per share may be affected by the Plan by the effect on the calculation, as prescribed under generally accepted accounting principles, of the number of outstanding shares of common stock. At the time shares are actually issued as a result of the exercise of stock options, additional dilution of earnings per share could result.

OPTION GRANT INFORMATION

     As of March 31, 1997, grants of stock options to purchase 975,000 shares of Common Stock were outstanding (132,500 of which are subject to Shareholder approval). The stock options granted under the Plan are held by 62 employees and 4 non-employee directors. Grants of stock options to purchase 425,000 shares of Common Stock have been granted, in the aggregate, to directors. The stock options that have been granted are either immediately exercisable or are subject to periodic vesting over a period of up to five years. As of March 31, 1997, the weighted average exercise price of all the stock options is $27.69 per share.

     Set forth below is the number of shares underlying options granted in 1997 under the Plan out of the 600,000 additional shares of Common Stock to be reserved for issuance pursuant to the Plan if the proposed amendment to the Plan is approved.

                               NEW PLAN BENEFITS

                                                                                    NUMBER OF
                                NAME AND POSITION                                    OPTIONS
----------------------------------------------------------------------------------  ---------
Thomas L. Simpson
  Chief Operating Officer.........................................................     75,000

Eugene L. Step
  Director........................................................................     25,000

All eligible employees who are not executive officers as a group (5 persons)......     32,500

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, on the recommendation of its Audit Committee, has selected the firm of Deloitte & Touche LLP to serve as independent public accountants for the Company for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so. The representatives are also expected to be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting is required for ratification of the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1997.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF THE AUDITORS.

     On February 18, 1997, the Company appointed the accounting firm of Deloitte & Touche LLP as the Company's independent public accountants, to audit the books and records of the Company and its subsidiaries beginning with the financial statements for the fiscal year ended December 31, 1996.

     Deloitte & Touche LLP had been the independent public accountants for DBT for the fiscal year ended December 31, 1995. Ernst & Young LLP had been the independent public accountants for Patlex for the fiscal years ended June 30, 1995 and 1996, and served as the independent public accountants for the Company as a newly formed holding company in connection with the Reorganization and for the fiscal year ended June 30, 1996. As a result of the Reorganization, the Company adopted a December 31 fiscal year.

     On February 18, 1997, the Company dismissed Ernst & Young LLP as the Company's independent public accountants and selected Deloitte & Touche LLP to replace Ernst & Young LLP in this role. The decision to change the Company's accountants and auditors was approved by the Audit Committee of the Board of Directors.

     During the two fiscal years ended June 30, 1996, and the subsequent period through February 18, 1997, there were no disagreements between the Company (or Patlex as the predecessor to the Company) and Ernst & Young LLP on any matter relating to accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to Ernst & Young LLP's satisfaction, would have caused them to make reference in connection with their reports to the subject matter of the disagreement. In addition, Ernst & Young LLP's reports on the financial statements of the Company (or Patlex as the predecessor to the Company) for the two fiscal years ended June 30, 1996, contained no adverse opinions or disclaimers of opinion nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 1998 must be received by the Company by December 29, 1997 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that Meeting.

                        COST OF SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of the Board of Directors' proxies for the Meeting, including the cost of preparing, assembling and mailing proxy material, the handling and tabulation of the proxies received and charges of brokerage houses and other institutions, nominees and fiduciaries forwarding such materials to beneficial owners. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company, or other persons who may be engaged to perform soliciting activities.

                                DBT ONLINE, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Frank Borman and Thomas L. Simpson, and each of them acting alone, with the power to appoint his substitute, proxy to represent the undersigned and vote as designated below all of the shares of Common Stock of DBT Online, Inc. held of record by the undersigned on April 15, 1997, at the Annual Meeting of Shareholders to be held on May 22, 1997 and at any adjournments or postponements thereof.

1. Approval of all three Class I nominees for the Company's Board of Directors as listed below.

   [ ] FOR             [ ] AGAINST            [ ] ABSTAIN

  INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

  Kenneth G. Langone         Eugene L. Step        Sari Zalcberg

2. Approval of the amendment to the Company's Amended and Restated Stock Option Plan to increase the number of shares of Common Stock authorized for issuance from 900,000 to 1,500,000.

   [ ] FOR             [ ] AGAINST            [ ] ABSTAIN

3. Approval of Deloitte & Touche LLP as the independent auditors of the Company for 1997.

  [ ] FOR             [ ] AGAINST            [ ] ABSTAIN

4. In his discretion, the proxy is authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

Dated:
--------------------------------------, 1997 -----------------------------------
                                                          Signature


                                             -----------------------------------
                                                  Signature if held jointly

                                             Please sign exactly as name appears
                                             to the left. When shares are held
                                             by joint tenants, both should sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such. If
                                             a corporation, please sign in full
                                             corporate name by President or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.